Exhibit 8.1

November 14, 2014

Midcoast Energy Partners, L.P.

1100 Louisiana, Suite 3300

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Midcoast Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of the offering and sale (the “Offering”) by the Partnership from time to time, pursuant to Rule 415 under the Act, of Class A common units representing limited partner interests in the Partnership (the “Common Units”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Federal Income Tax Consequences” (the “Discussion”) in the Registration Statement.

Subject to the qualifications and assumptions stated in the Discussion and to the limitations and qualifications set forth herein, all statements as to matters of United States federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in the Discussion, unless otherwise noted, constitute our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the offering.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Registration Statement, (ii) certain other filings made by the Partnership with the Securities and Exchange Commission, and (iii) other information and representations provided to us by the Partnership and Midcoast Holdings, L.L.C., a Delaware limited liability company and the general partner of the Partnership. Any variation from the factual statements set forth in the foregoing may affect our opinion.

Midcoast Energy Partners, L.P.

November 14, 2014

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. Our opinion is based on existing law as contained in the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, in effect on the date hereof, and the interpretations of such provisions and regulations by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Material Federal Income Tax Consequences.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Very truly yours,

/s/ BAKER & HOSTETLER LLP